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                                                                      Exhibit 12
                      Dean Foods Company and Subsidiaries
               Computation of Ratio of Earnings to Fixed Charges




                                                Fiscal Years Ending May
                             -------------------------------------------------------------
                                   1996      1995      1994      1993      1992      1991
                             -------------------------------------------------------------
  Income (loss) before taxes  $(69,395)  $136,388  $118,313  $114,759  $105,527  $124,340
                             -------------------------------------------------------------
              Fixed charges:
            Interest expense     28,120    22,397    15,471    14,888    15,551    16,780
            Debt issue costs        229       117       123       155       118       128
    Portion of rentals (33%)     10,142     8,270     6,997     7,653     9,124     8,528
                             -------------------------------------------------------------
         Total fixed charges     38,491    30,784    22,591    22,696    24,793    25,436
                             -------------------------------------------------------------
Earnings (loss) before taxes
           and fixed charges  $(30,904)  $167,172  $140,904  $137,455  $130,320  $149,776
                             =============================================================
    Ratio of earnings (loss)
            to fixed charges      - (*)       5.4       6.2       6.1       5.3       5.9
                             =============================================================


(*) The Fiscal 1996 Ratio of Earnings to Fixed Charges is less than one-to-one due to the $150.0 million special charge included in "Income (Loss) before Taxes", resulting in $69,395 fixed charge coverage deficiency.


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